Self-Administered

Automatic Reinsurance Agreement

Effective January 1, 2003

between

Citizens Insurance Company of America

Denver, Colorado

(hereinafter referred to as the “Ceding Company”)

and

Converium Reinsurance (Germany) Ltd.

Cologne, Germany

(hereinafter referred to as the “Reinsurer”)

ARTICLE I
BASIS OF REINSURANCE

1. On and after the effective date of this Agreement, the Ceding Company shall cede to Reinsurer, subject to the limitations outlined in Exhibit III, 2! of the First Excess, i.e., the amount of new direct agency and brokerage Standard and Substandard individual issues of Life Insurance policies and Waiver of Premium Disability benefits in excess of the Ceding Company’s regular retention for such benefits as shown in Exhibit II. Reinsurer shall automatically accept such First Excess within the limits indicated in Exhibit III, provided that the Ceding Company has applied its normal underwriting rules and retains its regular retention Life insurance volume is ceded on a yearly renewable term basis while Waiver of Premium benefits are ceded on a coinsurance basis.

2. The term “new direct agency and brokerage issues” as used in this Article shall include issues on the lives of U.S. Citizens and non-U.S. Citizens as stipulated in Appendix I-A. It shall not include reinsurance business, or except as provided herein, issues of conversions.

3. If the Ceding Company is already on the risk for its regular retention under policies previously issued, reinsurance up to the limits indicated in Exhibit III will be accepted automatically in accordance with Paragraph 1 above, provided the Ceding Company has assessed the risk under the new application by applying the same underwriting rules it would have applied had the new policy fallen completely within its regular retention.

4. Any risk which falls within the automatic coverage granted by this Agreement may nevertheless be submitted to Reinsurer for its underwriting opinion. If such risk is acceptable for coverage, it shall automatically be reinsured under this Agreement. Any other risk ineligible for automatic coverage hereunder, or which the Ceding Company desires to reinsure facultatively, may be submitted to Reinsurer for facultative underwriting by forwarding to Reinsurer copies of the original applications, all medical examinations or reports, inspection reports and all other information which the Ceding Company may have pertaining to the insurability of the risk Any such risk shall, upon acceptance by the Ceding Company of Reinsurer’s underwriting decision, be reinsured under this Agreement.

5. The reinsurance under this Agreement shall be maintained in force as long as the original policy carried by the Ceding Company remains in force, except as provided in Articles VII Automatic Reinsurance Coverage after Policy Change, IX Recapture, and XVIII Duration of Agreement; Termination.

6. Notwithstanding any provision to the contrary in Article I Basis of Reinsurance of said Agreement, Reinsurer shall be automatically bound under any claim for which the Ceding Company is liable under a conditional receipt issued in respect of business reinsured automatically or submitted exclusively to Reinsurer tinder said Article I, Reinsurer’s liability on standard retention on the policy applied for. In no event, however, shall Reinsurer’s liability on any one life, including previous reinsurances ceded to Reinsurer, by the Ceding Company, exceed the automatic acceptance limits provided by this Agreement.

7. The Ceding Company s conditional receipt is attached hereto and the Ceding Company shall be obligated to advise Reinsurer of any changes or modifications of such receipt

ARTICLE II
MODES OF NOTIFICATION AND CESSION

1. The first notice to Reinsurer regarding any automatic cession will be sent to Reinsurer within 15 working days following the Issue Month

2. For risks to be reinsured facultatively hereunder in accordance with Article I, Paragraph 4, the Ceding Company shall forward to Reinsurer a Preliminary Surplus Advice marked “Facultative” within five (5) working days after the original policy has been reported delivered and paid for.

ARTICLE III
LIABILITY OF RENSURER

1. The liability of Reinsurer shall begin and terminate simultaneously with that of the Ceding Company provided that, in the case of a facultative submission, Reinsurer has notified the Ceding Company of its acceptance of the risk and the Ceding Company has mailed a Preliminary Surplus Advice in accordance with Paragraph 3 of Article II Mode of Notification and Cession.

2. Reinsurer has no liability under this Agreement for any policy amount or benefit not expressly referred to in Article I Basis of Reinsurance, or in any Addendum to this Agreement relating to reinsurance of other benefits.

3. The Ceding Company will provide Reinsurer with copies of its policy and rider forms, rate schedules and underwriting rules for the business eligible for reinsurance under this Agreement and shall keep Reinsurer informed of any changes therein. See Appendix II.

4. Reinsurer shall not be liable for any amount paid by the Ceding Company for punitive, exemplary, or compensatory damages awarded arising out of the conduct of the Ceding Company in the investigation, trial, or settlement of any claim, or the failure to pay or a delay to pay any benefits under any policy unless Reinsure was informed of the circumstances and participated in the decision which resulted in such liability.

ARTICLE IV
PLANT OF REINSURANCE

1. Life reinsurance shall be ceded on the Risk Premium basis for the Net Amount at Risk reinsured. For the purpose of this Agreement, the Net Amount at Risk reinsured during any calendar year is defined as the difference between the First Excess (as defined in Article I and Exhibit III) and the reserve thereon at the end of the prior calendar year. Such reserve shall be determined as the statutory mean reserve based on the Ceding Company’s reserve standard unless an approximate method of determination is applicable as shown in Exhibit IV In either case, reserves shall be rounded to the nearer dollar.

2. For original policies issued on a level term plan for twenty (20) years or less or on a reducing term plan for any period of years, the Net Amount at Risk reinsured during all years shall be for the amount of the First Excess reinsured and reserves shall be disregarded.

3. Except as otherwise proved in Exhibit IV hereof, or by Addendum to this Agreement, the Net Amount at Risk reinsured :will be level during any calendar year.

4. Reinsurance of Waiver of Premium Disability benefits shall be in accordance with the original policy terms of the Ceding Company subject to the limitations in Exhibit III.

ARTICLE V
REINSURANCE PREMIUMS

1. The reinsurance premiums for Life reinsurance shall consist of a basic rate per thousand of Net Amount at Risk reinsured in accordance with the schedule of rates attached hereto (Exhibit I). Rates for females at ages 15 and higher are equal to the rates for a male four years younger. For females aged 11-14, male’s age 10 rates are used. Male and female rates for ages 0-10 are identical.

2. For purposes of premium calculation, based on the table of rates contained in Exhibit I, the attained age shall be taken as the issue age last birthday, plus the difference between the respective calendar year and the calendar year. at issue.

3. The reinsurance premiums for Waiver of Premium Disability benefits shall be as shown in Exhibit I.

4. Except as otherwise provided in Exhibit III, for all new reinsurance originating without current evidence of insurability (conversions, options, etc.) calendar years for entering the premium table, Exhibit I will be counted starting with the calendar year of the last check of insurability.

5. All reinsurance premiums payable by the Ceding Company to Reinsurer under this Agreement shall be paid on the calendar year basis in advance regardless of the mode of premium payment of the policies reinsured. Reinsurance premiums shall be payable as long as the reinsurance remains in force. Should any reinsurance be reduced or terminated within any calendar year, the proportionate part of the reinsurance premium paid shall be refunded at the beginning of the calendar year next following the reduction or termination provided, however, that for policies reduced or terminated during the second calendar year after issue the refund shall not exceed 50% of the reinsurance premium paid

6 For technical reasons relating to the uncertain status of deficiency reserve requirements by the various state insurance departments, the Life reinsurance premiums contained herein cannot be guaranteed for more than one year For all reinsurance ceded at these rates, however, Reinsurer shall continue to accept premiums no lower than those arrived at based on these rate schedules

ARTIVLE VI
PREMIUM TAXES, EXCISE TAXES AND POLICY EXPENSES

1. When Reinsurer is not required to pay state or country premium taxes, levees, or charges based on premiums, on reinsurance premiums received from the Ceding Company, it shall reimburse the Ceding Company for any such taxes the latter may be required to pay with respect to the part of the premium received under the Ceding Company’s original policies which is remitted to reinsurer as reinsurance premium.

2. The Ceding Company shall bear the expense of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of any policy reinsured hereunder.

3. Reinsurer will reimburse the Ceding Company for any excise taxes paid by the Ceding Company in connection with this agreement.

ARTICLE VII
AUTOMATIC REINSURANCE COVERAGE AFTER POLICY CHANGE

1. Reinsurer will continue to grant automatic reinsurance coverage in accordance with the provisions of this Agreement after renewal, conversion or amendment of any policy reinsured hereunder provided that the amounts and benefits to be reinsured following the change do not exceed the amounts and benefits initially reinsured hereunder in respect of such policy. The following rules will apply for the recalculation of the amounts reinsured with Reinsurer after a policy change.

2. If an original policy is reduced, the Ceding Company will retain the same Net Amount at Risk and the same other benefits on that life that it had before the reduction. The reduction shall be applied first to the reinsurance based on the original policy or policies reduced or terminated. If further reduction in reinsurance is required, the policies for which reinsurance is to be terminated or reduced shall be determined by the chronological order in which they were issued, the first issued being the first terminated or reduced and so on If the reinsurance required to be reduced under this Article is shared among Reinsurer and other reinsurers, the reductions shall be pro-rated among all reinsurers in proportion to the amount of reinsurance claimed by each If the amount of reinsurance remaining is less than the amount of the minimum cession specified in Exhibit II, such reinsurance shall be cancelled.

3. If any policy reinsured hereunder is changed to extended term insurance, Reinsurer’s proportion of the amount of insurance under such policy shall remain unchanged.

4. Should any change or conversion of any policy reinsured hereunder increase the Net Amount at Risk or other benefits insured, Reinsurer’s proportion of the amount of insurance and benefits under such policy shall remain unchanged unless the limits provided under Paragraph I are exceeded. In the event that the limits under Paragraph 1 are exceeded, Reinsurer will accept both the excess and any additional amounts required to be reinsured in order to keep the Ceding Company’s retention within the limits stated in Exhibit II, provided that the total Net Amount at Risk reinsured after the increase does not exceed the limitations of Automatic Coverage (Exhibit HI), and provided further that such increase is underwritten in accordance with Article I Basis of Reinsurance, Paragraph 3. Premiums for the amended cessions will be calculated in accordance with Article V Reinsurance Premiums, Paragraph 4.

5. If after any reinsured policy has been terminated, changed to reduced paid-up insurance or changed to extended term insurance, such policy is reinstated according to the general reinstatement rules of the Ceding Company, the reinsurance hereunder shall be restored with the same Net Amount at Risk and other benefits reinsured as if no change bad occurred.

6. Policies issued because of options exercised under provisions of Guaranteed Insurability benefits are not included under this Agreement, and shall be added by Addendum if such benefits are to be reinsured.

ARTICLE VIII
INFORMATION TO REINSURER AFTER POLICY CHANGE

1. All amendments and terminations of reinsurance under this Agreement occurring during any calendar year will be shown in the List of Amendments prepared for such calendar year in accordance with Article XI List of Risks Reinsured and List of Amendments.

2. If any policy change increases the Net Amount at Risk or other benefits reinsured hereunder by more than 10%, the Ceding Company will include this information in the monthly notification report described under Article II, paragraph I.

ARTICLE IX
RECAPTURE

1. The Ceding Company is entitled to recapture reinsurance ceded to the Reinsurer under this agreement on all policies that have been in force for at least 10 years.

2. In order to effect recapture, the Ceding Company will reduce each cession eligible under this Agreement by an amount which will increase the Net Amount at Risk for life insurance or other benefit retained by the Ceding Company to its then regular retention. Any recapture reducing the Net Amount at Risk reinsured below the amount of the minimum cession according to Exhibit II will result in complete recapture of the reinsurance on that life.

3. Before recapturing on a cession according to this provision, the Ceding Company will proceed with all recaptures allowed for policies previously issued on the same life and for all other reinsurance cessions on the same policy, whoever the reinsurer may be.

4. The Ceding Company may waive recapture on any recapture date, but only if such waiver applies to all reinsurance then eligible for recapture hereunder.

5 The Ceding Company shall notify Reinsurer at least sixty (60) days prior to each recapture date of its intended recapture action. Any questions of recapture eligibility or procedure will then be resolved during such sixty (60) day period.

6. If recapture is effected, the List of Risks Reinsured for the calendar year following recapture will identify the risks involved and show the new reinsurance amounts applicable. In the event recapture results in cancellation of any cession, such cancellation will be shown on the List of Amendments for the calendar year of recapture.

7. It is hereby agreed and understood that risks of which no part is retained by the Ceding Company or where the Ceding Company does not retain its regular retention limit at issue, shall be considered not subject to recapture.

ARTICLE X
CLAIMS

1. In the event any policy is terminated by death while reinsured under this Agreement, Reinsurer shall pay to the Ceding Company the Net Amount at Risk reinsured with respect to such policy during the calendar year of death.

2. In the event Waiver of Premium Disability benefits are validly claimed under any policy reinsured for such benefits hereunder, Reinsurer shall pay the Ceding Company annually during the continuance of disability the yearly gross premium (exclusive of the premiums for the Waiver benefit itself) due under such policy for the reinsured portion of the Waiver benefit. In suitable cases, the Ceding Company and Reinsurer may agree to replace the annual payments of Reinsurer by the payment of a lump sum If disability terminates, a refund, if appropriate, will be made by the Ceding Company to Reinsurer. The payment of reinsurance premiums in accordance with Article V Reinsurance Premiums for the other benefits still reinsured will continue during the disability claim period.

3. In the event any policy reinsured hereunder becomes a claim before such policy has appeared on any List of Risks Reinsured, the Ceding Company will calculate the amount payable by Reinsurer in accordance with this Agreement and will submit to Reinsurer all papers necessary to demonstrate that the risk involved was covered automatically hereunder.! In addition, the Ceding Company will inform Reinsurer of all other reinsurance, if any, ceded on the same policy.

4. For any claim incurred after the policy affected has appeared on a List of Risks Reinsured, Reinsurer will pay the Net Amount at Risk or other benefits reinsured, as appropriate, shown in the List of Risks Reinsured applicable to the calendar year of incurral, unless the benefits reinsured were amended according to Article VII Automatic Reinsurance Coverage after Policy Change, but not reflected in such List. In such case, Reinsurer will pay the Net Amount at Risk or other benefits reinsured which would appear in the List of Amendments for the calendar year of incurral, and the Ceding Company shall furnish proof that the amended Net Amount at Risk and other benefits reinsured are in accordance with the provisions of this Agreement.

5. In the event less than the full amount insured is paid as a claim or if any special expenses are incurred in the settlement of a claim (such as attorney’s fees, court and arbitration costs, special investigations, etc., but excluding salaries of employees), Reinsurer and the Ceding Company shall share in the amount of such reduction or special expenses in proportion to their respective Net Amounts at Risk under the policy affected.

6. Reinsurer and the Ceding Company shall share in any increase or reduction resulting from the Insured’s misstatement of his age in proportion to their respective Net Amounts at Risk under the policy affected.

7. Notice will be sent to the Reinsurer of any claim reinsured under this agreement. In every case of loss, proofs acceptable to the Ceding Company shall likewise be taken as sufficient by Reinsurer. The Ceding Company shall forward to the reinsurer copies of death certificates for each claim by the most efficient means available.

8. At the end of each calendar quarter, a copy of the checks showing payment of all claims and claim expenses paid by the Ceding Company during the quarter and reinsured by the Reinsurer under this agreement will be provided to the Reinsurer and paid within ten days of receipt by the Reinsurer. Should the total amount of claims and claim expenses paid by the Ceding Company exceed $250,000 prior to the end of any quarter, proof of such payments will be provided to the Reinsurer and paid within ten days of receipt by the Reinsurer.

9. The Reinsurer agrees to reimburse the Ceding Company for each claim with respect to which this agreement affords indemnity within 90 days after Reinsurer received proof which is satisfactory to the Reinsurer that the Ceding Company has paid the claim

ARTICLE XI
LIST OF RISKS REINSURED AND LIST OF AMENDMENTS

1. Before January 15 of each calendar year following the date of this Agreement, the Ceding Company will provide Reinsurer with the Risks Reinsured for the current year This List will include List of Amendments All reinsurance in force under this Agreement at the beginning of the calendar year and contain information as outlined in Exhibit V.

2. Before January 15 of each calendar year, beginning with the second year following the date of this Agreement, the Ceding Company will provide Reinsurer, for adjustment of coverage and premium, with the List of Amendments for the preceding calendar year. This List will include all cessions amended during –the preceding calendar year in accordance with Article VII Automatic Reinsurance Coverage after Policy Change, exclusive of (a) amendments occurring during the calendar year of issue of any policy, and (b) certain corrections referred to in Article XIII Errors and Omissions. In detail, the List will contain information as outlined in Exhibit VI

ARTICLE XII
ACCOUNTING AND NONDISCLOSURE OF CONFIDENTIAL INFORMATION

1. The Ceding Company shall remit the total of the reinsurance and premiums shown in the List of Risks Reinsured simultaneously with the List.

2. Should the balance of changes in reinsurance premiums for the preceding calendar year shown in the List of Amendments be in favor of Reinsurer, the Ceding Company shall remit said balance, increased by 2% for interest, simultaneously with the List. Should this balance be in favor of the Ceding Company, Reinsurer shall remit said balance, increased by 2% for interest, within ten (10) working days of receipt of the List.

3. Reinsurer is entitled to ask for correction of any of the Lists within ninety (90) days after their receipt. The amount of any correction in reinsurance premiums is due immediately after agreement between the Ceding Company and Reinsurer.

4. Failure of the Ceding Company to pay any of the reinsurance premiums shown in the List of Risks Reinsured by March 31 of the calendar year covered by such List shall automatically terminate the liability of Reinsurer under this Agreement as of midnight on that date. Payment of only a portion of this premium by said March 31 shall reduce the liability of Reinsurer under this Agreement as of midnight on that date. The reduced liability will be determined by applying to the total liability under this Agreement the ratio of the reinsurance premiums paid to the total of the reinsurance premiums due. Payment of a portion or of the total of the outstanding premiums and interest, if any, after said March 31 shall reinstate a proportionate part of the total liability of Reinsurer effective on and after the date of receipt of the payment at Reinsurer’s home office.

5. All amounts due under Paragraphs 1, 2, and 3 preceding and not paid by March 31 of the respective calendar year, are subject to 0.5% additional interest for each full month after March 31.

6. Since reinsurance coverage and premium payments are on the calendar year basis, Reinsurer will not hold any reserves, other than claims reserves, for the reinsurance covered by this Agreement at the end of the calendar year.

7. During the course of business necessary under this Agreement, Ceding Company may reveal to Reinsurer certain confidential or proprietary information which includes but is not limited to the following various trade secrets, data processing methods, marketing concepts, programs, formulas, pattern device inventions, processes, policy forms and identities of customers, sales agents, managing agents, associates and employees of Ceding Company. Reinsurer shall not disclose, directly or indirectly, to others, including corporate subsidiaries and affiliates, any confidential or proprietary information of Ceding Company except as may be specifically authorized in writing by a senior officer of Ceding Company. Reinsurer will also do all things necessary to prevent any of its employees, representatives and agents from disclosing any such information. Reinsurer further agrees to use any confidential or proprietary information of Ceding Company solely for the purpose of reinsurance under this agreement.

8. In the course of performance of the Reinsurer’s duties and obligations under this agreement, the Reinsurer may receive nonpublic personal information (i.e., any and all personal, financial, and/or health information) associated with the Company’s policies that are the subject matter of this Agreement. Such nonpublic information shall be held in the strictest confidence by the Reinsurer and its agents, employees, affiliates, and representatives, and shall not be used for any purpose other than the performance of its duties and obligations under this Agreement. The Reinsurer Shall establish and adopt appropriate procedures to protect the privacy, confidentiality, and security of all such information, consistent with the requirements of the Gramm-Leach-Blilely Act (formally known as the Financial Services Modernization Act of 1999”) and any other applicable privacy laws or regulations

ARTICLE XIII
ERRORS AND OMISSIONS

1. The List of Risks Reinsured is the basis for the reinsurance coverage provided by Reinsurer for the respective calendar year on the reinsurance in force at the beginning of that year Any unintentional clerical error or omission in the amounts reinsured shall not be corrected during the current calendar year but will be reflected in the List of Risks Reinsured for the subsequent calendar year, unless by such error or omission

     a. any risk not eligible for reinsurance under this Agreement is shown as reinsured, or

     b. the amount retained by the ceding Company exceeds its retention at issue (Exhibit II) by more than $5,000 or

     c. the benefits reinsured by Reinsurer and other reinsurers exceed the benefits insured under the policy less the Ceding Company’s retention thereon, if any, or

     d. the amount of any benefit reinsured by Reinsurer exceeds 125% of the corresponding amount during the preceding calendar year, or

     e. the amount of any benefit reinsured by Reinsurer exceeds the Automatic Coverage (Exhibit III).

2. In those cases described in Paragraph 1, Reinsurer shall be notified in writing and the reinsurance shall be corrected retroactively. Correction of the reinsurance premium will be accounted for in the List of Amendments applicable to the calendar year in which the error was discovered. The Ceding Company shall also check its entire reinsured portfolio for similar discrepancies.

3. Any other failure of either party to comply with any provision of this Agreement, if shown to be unintentional and the result of misunderstanding or oversight, shall be corrected by restoring both parties to the positions they would have occupied had no such error or oversight occurred.

ARTICLE XIV
INSPECTION OF RECORDS

Reinsurer shall have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

ARTICLE XV
No EXTRA CONTRACTUAL

1. Extra Contractual Damages. The Reinsurer shall not assume any liability for extra contractual damages assessed against the Ceding Company on reinsured claims unless the Ceding Company had counseled with the Reinsurer on the claim in question and the Reinsurer, after receipt of the entire existing claim documentation, had agreed in writing with the course of action that gave rise to the award of damages.

2. If the Ceding Company is held liable for extra contractual damages on a policy reinsured under this Agreement, and damages were awarded for a course of action recommended by or concurred in by the Reinsurer, the Reinsurer shall reimburse the Ceding Company for Reinsurer’s proportionate share of the damages based on the present participation in the amount at risk as of the incurred date of the claim.

3. The Reinsurer shall under no circumstances have any liability for damages awarded on the basis of faults, fraud, negligence or wrongdoing committed by any director, office, employee or representative of the Ceding Company -! unless such acts were recommended by or concurred in by the Reinsurer.

ARTICLE XVI
INSOLVENCY

1. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give Reinsurer written notice of the pendency of a claim on a policy reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. During the pendancy of any such claim, Reinsurer may investigate such claim and interpose in the name of the Ceding Company (its liquidator, receiver or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which Reinsurer may deem available to the Ceding Company or its liquidator, receiver or statutory successor.

2. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give Reinsurer written notice of the pendency of a claim on a policy reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim,

Reinsurer may investigate such claim and interpose in the name of the Ceding Company (its liquidator, receiver or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which Reinsurer may deem available to the Ceding Company or its liquidator, receiver or statutory successor.

3. The expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the respective reinsurance agreements as though such expense had been incurred by the Ceding Company.

4. In the event of insolvency of the CEDING COMPANY, the arbitration provisions of this agreement shall also be subject to the laws of the State of Colorado.

ARTICLE XVII
ARBITRATION

1 All disputes and differences between the two contracting parties Arbitration upon which an amicable understanding cannot be reached are to be decided by arbitration The arbitrators shall regard this Agreement rather from the standpoint of practical business and equity than from that of the strict law, for the purpose of carrying out its evident intent.

2. The court of arbitration, which is to be held in the city in which the Executive office of the Ceding Company is located, shall consist of three arbitrators who must be executive officers of life insurance companies, other than the two parties to this Agreement, familiar with the reinsurance business. One of the arbitrators is to be appointed by the Ceding Company, the second by Reinsurer, and the third is to be selected by these two representatives before the beginning of the arbitration. Should the two arbitrators be unable to agree upon the choice of a third, the appointment shall be left to the President of the American Council of Life Insurance, or its successor organization.

3. The arbitrators shall decide by a majority of votes and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators shall decide otherwise.

ARTICLE XVIII
SERVICE OF SUIT

1. (Applies only to those Reinsurers who are domiciled outside the United States of America)

2. In the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Ceding Company, will submit to the jurisdiction of any Court of competent jurisdiction within the United States and will comply with all requirements necessary to give such court jurisdiction and all matters arising hereunder shall be determined in accordance with the laws and practices of such court.

3. Service or process in such suit may be made upon Wilkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099 and in any suit instituted against any one then under this Agreement, the Reinsurer will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

4. The above-named is authorized and directed to accept service of process on behalf of the Reinsurer in such suit and/or upon the request of the Ceding Company to give a written undertaking to the Ceding Company that said firm will enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.

5. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereon hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon which may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom this said officer is authorized to mail such process or a true copy thereof.

ARTICLE XIX
PARTIES TO AGREEMENT
COLORADO LAW

1. This is an agreement solely between the Ceding Company and Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Reinsurer and the insured or the beneficiary under any policy of the Ceding Company which may be reinsured hereunder

2. All provisions of this reinsurance agreement including the arbitration provisions are subject to the laws of the State of Colorado.

3. During the continuance of any insurance contracts under this Agreement, Reinsurer agrees to either maintain continuous qualification as a reinsurer in the State of Colorado, or maintain a Letter of Credit as security acceptable under Colorado statute § 10-3-118(6).

4. This agreement shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no other understandings between the parties other than as expressed in this agreement. Any change or modification to this agreement shall be null and void unless made by amendment to this agreement and signed by both parties.

ARTICLE XX
DURATION OF THE AGREEMENT; TERMINATION

1. This Agreement shall be unlimited as to its duration, but may be terminated at any time, for new reinsurances only, by either party giving not less than ninety (90) days notice of termination in writing to the other party and the Colorado Insurance Department by registered mail stating the Termination Date. Reinsurers shall continue to accept reinsurance during ninety. (90) days aforesaid and shall remain liable on all reinsurance already placed in force under the terms of this Agreement until such contracts are terminated between the original insured and the Ceding Company.

2. In the event of non-payment of any amounts due hereunder by either party within three (3) months of the respective due dates, except as provided by Article XIII Errors and Omissions, Paragraph 2, the other party shall have the right to cancel all reinsurance in force under this Agreement by giving thirty (30) days written notice. Payment of the amounts due, with interest according to Article XII Accounting, Paragraph 5, during such thirty (30) days will nullify the cancellation.

ARTICLE XXI
HOMICIDE BENEFIT LIMITATION

The Ceding Company limits the death benefit to the return of all premiums paid if the cause of death is homicide, except in some countries as listed in Exhibit VII, where the Ceding Company currently pays the full death benefit in the case of homicide if the insured was noninvolved in the commission of a crime. As of the date of this Agreement, it is agreed by both parties that the Ceding Company may offer the less strict version of this benefit limitation in all remaining countries that are classified as an “A” risk, as shown in Appendix I-A.

1. The Reinsurer shall also allow the Ceding Company a contingent profit commission of 50% of the net profits under this Agreement. The “net profit” portion of the contingent profit commission calculation shall be as follows:

a.	Premiums Earned in Calendar Year, less

b.	Claims Incurred in Calendar Year, less

c.	Losses accumulated from prior calculations, less

d.	Reinsurer Expenses, equal to 15% of Earned Premium

2. The terms “Premiums” and “Claims” include those premiums and claims for Waiver of Premium Benefits. Incurred claims for Waiver of Premium benefits are defined as “Paid Claims Plus the Change in Disabled Life reserves.”

3.The contingent profit commission calculation will take place six (6) months after the end of the experience year for which the calculation will be performed. The first calculation will take place as soon as practicable after July 1, 2004.

ARTICLE XXIII
INTERMEDIARY CLAUSE

1. Intermediaries & Consultants, Inc., One Progress Plaza, Suite 270, St. Petersburg, Florida 33701 is hereby designated as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages, and loss settlement) relating thereto shall be transmitted to the Ceding Company or the Reinsurer through Intermediaries & Consultants, Inc Payments by the Ceding Company to the Intermediary shall be deemed to constitute payment to the Reinsurer Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Ceding Company only to the extent that such payments are actually received by the Ceding Company

ARTICLE XXIV
EFFECTIVE DATE; EXECUTION

The said Citizens Insurance Company of America, Denver, Colorado, and the said Reinsurer, declare that this Agreement and all its terms shall be effective as of January 1, 2003, and shall apply to eligible policies applied for on and after such date, notwithstanding that such policies may have been backdated for up to six (6) months to save age. In witness whereof they have by their respective officers executed and delivered this Agreement in duplicate.

CITIZENS INSURANCE COMPANY OF AMERICA

By:	/s/ J. Val Smith

Title:	Executive Vice President/Chief Actuary

Date:	25 August 2003

CONVERIUM REINSURANCE (GERMANY) LTD.

By:	/s/ Marcus Schmidt

Title:	Vice President

Date:	13 August 2003

By:	/s/ Paulos Konstantinidis

Title:	Account Manager

Date:	13 August 2003

Exhibit I
SAR Reinsurance Premiums

1. Reinsurance premiums under this Agreement for the first calendar year (from the effective date of the policy to the next December 31) are, with certain exceptions noted below, zero.

2 A list of countries from which applications for life insurance are accepted is included in “Appendix I-A Foreign National Business”. Each country is categorized as either and “A”, “B”. or “C” country, depending on the country’s risk factor. Life reinsurance premiums for standard risks in the “A” countries shall be calculated by multiplying the Net Amount at Risk reinsured during the calendar year by the appropriate premium rate for such year from the appropriate schedule shown in this Exhibit:

Age Last Birthday	SAR NR ALB

The rates for the “B” countries will equal the rates for the “A” countries from the table above plus $0.50 per 1000 of NAAR. The rates for the “C” countries will equal the rates for the “A” countries from the table above plus $1.50 per 1000 of NAAR.

Rates for females shall be in accordance with the respective rate schedule applicable.

3. Life reinsurance premiums for substandard risks accepted subject to a Table Rating shall be calculated by multiplying the corresponding standard risk life reinsurance premiums by the appropriate Mortality Factor from the table:

Table Rating		Mortality Factor
A	(1)	1.25
AA	(1 1/2)	1.375
B	(2)	1.5
BB	(2 1/2)	1.625
C	(3)	1.75
D	(4)	2.00
E	(5)	2.25
F	(6)	2.50

4. Life reinsurance premiums for substandard risks accepted subject to a flat extra premium shall be the sum of

     (a)The applicable standard or substandard reinsurance premiums, calculated from Paragraphs 2 and 3 above, and

     (b)The following percentages of the policy annual flat extra premiums applicable to the initial amount of reinsurance hereunder on such risks:

Term of Flat	Second	Subsequent
Extra Premium	Calendar Year	Calendar Years
More than five years	102.5%	90%
Five years or less	135.0%	90%

Exhibit I (continued)

5. Reinsurance premiums for Waiver of Premium Disability benefits payable for the second and later calendar years shall be equal to 90% of the policy annual premiums for such benefits applicable to the amount of such benefits reinsured hereunder If premiums for the Waiver of Premium Disability benefit are automatically included in the gross Life Insurance premiums under any policy reinsurance hereunder, then reinsurance premiums for the Waiver of Premium Disability benefit, for second and later calendar years, shall be 100% of the Ceding Company’s net annual premiums for the reinsured amount of such benefit.

6. For standard risks only, the reinsurance premium for the excess over $3,000,000 on any one life reinsured under this Agreement for the first calendar year (from the effective date of the policy to the next December 31) shall be based on the second calendar year rate for the issue age. Such first year premium shall be prorated over the year of issue as follows:

First year prorated premium = n/360 (tabular rate), where n is the number of days from the issue date to December 31, assuming 30-day months, and the tabular rate is the second calendar-year rate for the age at issue.

7. The Life reinsurance premiums for reinsurance of Joint Whole Life policies at Standard or Substandard rates shall for each insured be 85% of the premium applicable for an individual life shown in Exhibit I of the Agreement. Such rate shall be applied to the Net Amount at Risk for each individual.

In case of reinsurance under a Joint Whole Life Policy where the Joint Insureds die simultaneously or within 60 days of each other, thus requiring the Ceding Company to pay twice the amount of Life Insurance insured under the Joint Whole Life Policy, Reinsurer shall for each of the joint lives reinsured pay the net amount at risk plus 50% of the terminal reserve used in calculating the net amount at risk in accordance with Article IV, Paragraph 1, relating to the amount reinsured on the respective life.

EXHIBIT II

Retention Limits of the Ceding Company

The retention limits of the Ceding Company on any one life for the benefits reinsured hereunder are as follows:

Life Insurance

Issue
Ages	Standard	Substandard

		Tables 1	Tables 7
		through 6	through 16
All Ages	100,000	100,000	None to
be accepted

Minimum Cession: $5,000

Waiver of Premium Disability Benefits

Same as for Life Insurance

Accidental Death Benefits

None

EXHIBIT III

Limits and Special Conditions for the First Excess

1 Overall Limits

Automatic coverage of any risk of Life Insurance with or without Waiver of Premium Disability benefits shall be granted under this Agreement only if, according to the Ceding Company’s papers, the overall sum in force and applied for on the same life with all insurance companies does not exceed 3,000,000 of Life Insurance with or without Waiver of Premium Disability benefits.

2 First Excess

The First Excess of the Ceding Company to be automatically covered under this Agreement, including previous reinsurance ceded to Reinsurer by the Ceding Company on the same life, is defined as follows:

     a. Life Insurance

     1. Issue ages up to 75 years.

     2. Standard and Substandard risks up to and including Table 6 (25 0% total mortality) written by the Ceding Company on any non-U S Citizens in countries stipulated in Appendix I-A

     3 International Risks 400% of the retention of the Ceding Company, but not more than $400,000 on any one life.

     The minimum cession will be $5,000. If the total First Excess is less than such minimum, the Ceding Company will increase its retention to the full amount insured on that life.

     b. Waiver of Premium Disability Benefits

     Same as for Life Insurance, subject to age and substandard issue limits imposed by the Ceding Company on such risks.

3 Supplementary Benefit Forms

Supplementary benefits to be covered automatically under this Agreement shall be those provided in the following policy forms issued by the Ceding Company:

     a. Waiver of Premium Disability Benefits, Forms as stated in Appendix II.

     b. Increasing Term Death Benefit in amount of Premium Coverage. 100% reinsurance shall be provided for an amount equal to or greater than $5,000 with respect to each person.

     c. No Accidental Death supplemental benefits are covered under this Agreement.

Exhibit IV

Calculation of the Net Amount at Risk Reinsured

For calculating the Net Amount at Risk according to Article IV Plan of Reinsurance, Paragraph 1, the Ceding Company will use the following approximate procedure

- Subtract Tabular Benefit Decreases
- Subtract Decreases in Commuted Value
- Add Tabular Benefit Increases
- Add Built-In Return Premium Benefit Increases
- Subtract Accumulated Statutory Mean Reserves

Exhibit V

List of Risks Reinsured

The List of Risks Reinsured will be prepared at the beginning of each calendar year in accordance with Article XI and will include, for each cession in force at that time, the following information for the applicable reinsurance, in policy number order

1. Basic

     a. Policy Number

     b. Name of Insured (last name first)

     c. Plan code

     d. Sex

     e. Date of birth (month, day, year)

     f. Effective date of issue (month, day, year)

     g. Age at issue

     h. Business code (new, new with issue effective before preceding calendar year, converted, reinstated, unchanged, amended by change of direct policy, amended by recapture),

2. Life insurance

     a. Rating (Table and/or Flat Extra)

     b. Total Gross Life Amount Insured on this policy

     c. Amount of First Excess reinsured

     d. Attained age for the current calendar year

     e. Life Net Amount at Risk reinsured for the current calendar year

     f. Life reinsurance premium for the current calendar year.

3.Waiver of Premium Disability benefits

     a. Rating

     b. Insured Code (Insured, Payor)

     c. Benefit Code

     d. Life Amount reinsured for WPD !

     e. WPD reinsurance premium for the current calendar year.

A policy count and subtotals for new issues and renewals along with grand totals should be provided for items in Sub-paragraphs 2d, 2e, 2f, 3d, and 3e.

Exhibit VI
List of Amendments

The List of Amendments will be prepared as of the end of each calendar year in accordance with Article XI, and will include, for each cession which is amended during that calendar year because of policy change (Article VII) or because of certain errors and omissions (Article XIII), the following information for the applicable reinsurance:

1. Basic

     a. Policy Number

     b. Name of insured (last name first)

     c. Sex

     d. Date of birth (month, day, year)

     e. Attained age for the calendar year

     f. Amendment Code

     g. Effective date of amendment (month, day, year)

     h. Number of days from date of amendment through December 31 of the calendar year (for business amended in the second calendar year not more than 183 days).

2. Life Insurance

     a. Rating (Table and/or Flat Extra)

     b. Life Net Amount at Risk reinsured on last List of Risks Reinsured or prior to amendment

     c. New Life Net Amount at Risk reinsured

     d. Adjustment to life reinsurance premium for the calendar year.

3. Waiver of Premium Disability benefits

     a. Rating

     b. Life amount reinsured for WPD on last List of Risks Reinsured or prior to amendment

     c. New Life amount reinsured for WPD

     d. Adjustment to WPD reinsurance premium for the calendar year.

A policy count and subtotals by Amendment Code along with a grand total should be provided for items in Sub-paragraphs 2b, 2c, 2d, 3b, 3c, and 3d.

The List of Amendments will also include policies with issue dates in the previous calendar year which failed to appear on the List of Risks Reinsured applicable to the current calendar year.

Exhibit VII

List of Countries with Less Strict Homicide Benefit Limitation

In the following countries, a less strict version of the Homicide Benefit Limitation is currently offered, as stated in Article XIX In the standard version of this limitation, the death benefit paid in the event the insured dies in a homicide is the return of all premiums paid on the policy This less strict version will pay the full death benefit if the insured dies in a homicide and the insured’s death was not due to their involvement in the commission of a crime The Ceding Company reserves the right to also offer this less strict version to all countries classified as an “A” country, should they choose to do so Country classifications are outlined in Appendix I-A.

Countries where the less strict Homicide Benefit Limitation is currently offered

1. France
2. Spain
3. Italy
4. Germany
5. Holland
6. Norway
7. Denmark
8. Belgium
9. Luxemburg
10. Austria
11. Switzerland
12. Portugal
13. Venezuela
14. Chile
15. Brazil
16. Japan
17. Panama
18. Argentina
19. Paraguay
20. Uruguay
21. Costa Rica
22. Taiwan

Appendix I

INTERNATIONAL REQUIREMENTS

1. Inspection Report. Only Home Office approved commercial investigative firms are to be used. Required on face amount of $150,000 or more including prior coverage still in force with this Company.

Exception for Colombia: All amounts require and Inspection Report.

2. Medical Requirements:

Medical History Application Only

ISSUE AGES	AMOUNT APPLIED FOR
0 through 39	Up to $150,000

Medical Examination, Urinalysis, Dried Blood Spot Profile

ISSUE AGES	AMOUNT APPLIED FOR
18 through 34	US $150,001 to US $500,000
35 through 40	US $150,001 to US $250,000
41 through 60	US $50,000 to US $100,000
61 through 65	Up to US $50,000

Medical Examination, Urinalysis Dried Blood Spot Profile, 12 Lead ECG

ISSUE AGES	AMOUNT APPLIED FOR
18 through 34	$500,001 and over
35 through 40	$250,001 and over
41 through 60	$100,001 and over
61 through 65	$50,0001 and over
66 through 75	Any Amount

3. Attending Physicians Statements: Required on all children Age 5 and under. Other APS’s maybe required by Underwriting.

ADDITIONAL REQUIREMENTS
FOR
STATE PLANNING-BUSINESS INSURANCE

ALL AGES — $250,000 and UP:

1. Applicant must have annual income of at least $50,000

2. Inspection Report required on all applicants of a business regardless of their position in the Company

3. Inspection Report and Financial Statement required on sole proprietor and partnerships.

4. Key Men Insurance, where the owner is the business, a Financial Statement of the business or company is required.

NOTICE TO UNDERWRITER

We do not limit our Agents on submitting over $250,001, and we do not advise Agents of this. We just want to carefully underwrites those cases, and unless the above information is provided, we would offer only $250,000 or less This is a decision made by Harold Riley, as most cases over $250,000 have been problem cases at claim time. If a problem occurs in the future on these procedures, refer to Harold Riley.

GUIDELINES ON VARIOUS LIMITS EFFECTIVE 4/1/96

I. NON-MEDICAL LIMITS

INTERNATIONAL MARKET

Issue Ages	Amounts
0 through 39	Up to $150,000

II. BASIC LIFE COVERAGE LIMITS

INTERNATIONAL MARKET

Age	Minimum	Maximum
0-1	50,000	150,000
18-75	250,000	500,000

See Special Requirements on amounts $250,001 & Up

III. WAIVER OF PREMIUM LIMITS

INTERNATIONAL MARKET
-Same as Basic Life Coverage Limit for each plan.

IV. ACCIDENTAL DEATH LIMITS

INTERNATIONAL MARKET
-Equal to face amount of Basic Life Benefit not to exceed
150,000 on each person for all policies with all companies.

V. RETURN OF PREMIUM LIMITS

INTERNATIONAL MARKET
-Same as Basic Benefit limit.

VI. SUBSTANDARD LIMITS

INTERNATIONAL MARKET
-Table Ratings—Table 6 (250%) or less
-Flat Extra Ratings—No limit.

INTERNATIONAL AVIATION COVERAGE

1. For pilots or crew members of regularly scheduled airlines, the extra rate will be $2.40 per thousand.

2. For private pilots — non-commercial, not for hire- the rate will be as follows:

Annual Flying Time:	150 hrs/less	150 to 250 hrs	More than 250 hrs
Age of Pilot	Any age	27/less 27/more	27/less 27/more
Rate/thousand	$350	$350 $240	$350 $300

3. For commercial pilots who transport cargo, there is no fixed rate These will be considered on an individual basis The rate will be determined by the cargo

If any aviation activity does not meet above rules then issue with an Aviation
Exclusion Rider attached to policy.

4. Supplemental Benefits:

Waiver of Premium	-	2 times standard. N/A if rated $5 & up.
Accidental Death	-	Allowed — ADB Riders
Contain language excluding
aviation coverage.

LIMITATIONS

Death Benefit Reduction for Certain Causes

While this Policy is in force, the death benefits payable under this Policy will be limited to the premiums paid hereon, less dividends, Guaranteed Retirement Fund and Extra Sum Benefit amounts paid and any existing indebtedness against this Policy when death of the Insured results directly or indirectly from (i) bodily injury, intentionally or unintentionally inflicted by another person, (ii) any activity that is illegal or criminal in nature, or the association with persons involved in such activity, (iii) the commission of an assault or crime by or against the insured, (iv) involvement with or use of illegal or controlled chemicals, drugs, or substances, (v) war or any act of war, declared or undeclared, or nation against nation, state against state or faction against faction including but not limited to the use of military or police forces or any other governmental agency to protect the public, (vi) involvement in or as a result of any not, insurgency or insurrection (vii) service in police or military forces or political or judicial positions of any country, combination of countries or international organization, (viii) voluntary exposure to hazards which result in bodily injury, (ix) failure to exercise the care that a prudent person would employ in the operation of or use of any vehicle, tool or machine, (x) any immunological disorder or any infection resulting from the disease AIDS (Acquired Immune Deficiency Syndrome) and/or ARC (AIDS Related Complex).

SUICIDE

If the Insured shall die by suicide within two (2) years from the policy date, while sane or insane, the liability of the Company under this Policy shall be limited to the premiums paid hereon less dividends, Guaranteed Retirement Fund and Extra Sum Benefit amounts paid and any indebtedness against this Policy.

GOVERNMENT POSITIONS AND OTHER OCCUPATIONS

NOT INSURABLE

President
Vice President
Prime Minister
Secretary General
Attorney General
Political party directors or chairman
Leaders of congressional bodies
Country rulers, regardless of title
Cabinet members of any ruling party
Military personnel at any level
High-ranking members of political opposition parties
Judges at any level of government
Owners or editors of newspapers
Crop Dusters (offer coverage with an exclusion)
Law Enforcement Individuals
Stunt Flying, hang gliding, paraplanes, etc. (offer coverage with exclusion)
Deep Sea Divers (offer coverage with exclusion)
Mine Handlers (consider with exclusion)
Underwater Demolition (consider with exclusion)
Transportation of Explosives (consider with exclusion)
Bookee, Runner, or Pornographic Distributor
Moonshining
Illegal Lottery

INSURABLE FOR “RETENTION ONLY”
(Presently $100,000)

Government employees such as Managers, Secretaries, Clerks, General Office duties are acceptable If it is not clear to the Underwriter of the exact duties or exposure to a political situation do not hesitate to ask for clarification from the Agent, Consumer Reporting Co., if any, or discuss with Clayton Dunham.

The Underwriter should keep abreast of current political situation in each country If it is a volatile situation then do not approve until situation is peaceful for a safe period of time.

CITIZENS’
INTERNATIONAL GUIDELINES

1. Premiums or remittances must be in U.S. Currency, and checks from U.S. banks only.

2. Minimum issue amount is $50,000, except ages 66 to 75 where minimum issue is $10,000 and the maximum is $25,000 (see 7d).

3.We will keep our full retention on each risk. (In force coverage and current application combined.)

4.Amounts over our binding authority, including prior coverage, will be sent to. Reinsurer on a facultative basis. ($500,000 for AUL, $600,000 for BMA/ERC split)

5.Application and medical papers must be written in English, Spanish, Portuguese, or Chinese.

6.Supplemental benefits will be offered only on rider forms that contain special protective exceptions.

7.We will not consider applications on:

a)political or military figures or their families;

b)private pilots or crew members without an extra rate or an aviation exclusion;

c)children under the age of 18 for an amount exceeding $1 50.000 except on a facultative basis
(includes in force and applied for);

d)applicant over age 65, except for lower amount special plans offered to age 75 with $25,000 maximum (unless for business insurance and facultatively accepted);

e)applicants with coronary artery disease or insulin-dependent diabetic, except when 100% facultatively accepted

f)will not issue with a rating over Table Six.

8.We will use appointed examiners or, when available, Embassy-affiliated doctors for all medical examinations. (See attached Medical Requirements per age and amount.)

9.Consumer Reports required on face amounts of $150,000 or more, except in Colombia, where it is required for all amounts. All consumer report investigative firms must be approved by the Home Office Chief Underwriter.

10. Require APS on all children age 5 and under. Other APS’s may be required by Underwriting.

11. All questions on Part I and Part II of application must be answered, even if medical exam (Part III) has same questions.

GUIDELINES ON VARIOUS LIMITS EFFECTIVE 4/1/96

I. NON-MEDICAL LIMITS

INTERNATIONAL MARKET

Issue Ages	Amounts
0 through 39	Up to $150,000

II. BASIC LIFE COVERAGE LIMITS

INTERNATIONAL MARKET

Age	Minimum	Maximum
0-1	50,000	150,000
18-75	250,000	500,000

See Special Requirements on amounts $250,001 & Up

III. WAIVER OF PREMIUM LIMITS

INTERNATIONAL MARKET
-Same as Basic Life Coverage Limit for each plan

IV.ACCIDENTAL DEATH LIMITS

INTERNATIONAL MARKET
-Equal to face amount of Basic Life Benefit not to exceed 150,000 on each person for all policies with all companies.

V. RETURN OF PREMIUM LIMITS

INTERNATIONAL MARKET
-Same as Basic Benefit limit.

VI.SUBSTANDARD LIMITS

INTERNATIONAL MARKET
-Table Ratings—Table 6 (25 0%) or less
-Flat Extra Ratings—No limit.

[LIST OF COUNTRY RATING JANUARY 1, 2003]

Addendum No. 1
to the
Self Administered Automatic Reinsurance Agreement
between
Citizens Insurance Company of America
(hereinafter referred to as the “Company”)
and
Converium Reinsurance (Germany) Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS MUTUALLY UNDERSTOOD AND AGREED that effective January 1, 2003, Article I — Basis of Reinsurance, first paragraph, is deleted in its entirety and replaced as follows:

Article I Basis of Reinsurance
On and after the effective date of this Agreement, the Ceding Company shall cede to Reinsurer, subject to the limitations outlined in Exhibit III, 45 % of the First Excess, i.e., the amount of new direct agency and brokerage Standard and Substandard individual issues of Life Insurance policies and Waiver of Premium Disability benefits in excess of the Ceding Company’s regular retention for such benefits as shown in Exhibit II. Reinsurer shall automatically accept such First Excess within the limits indicated in Exhibit III, provided that the Ceding Company has applied its normal underwriting rules and retains its regular retention. Life insurance volume is ceded on a yearly renewable term basis while Waiver of Premium benefits are ceded on a coinsurance basis.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date undermentioned.

Citizens Insurance Company of America

By:	/s/ J. Val Smith

Title:	EVP/Chief Actuary

Date:	1/16/04

and in Cologne, Germany this 20th day of January, 2004
Converium Reinsurance (Germany) Ltd.
By:	/s/ Marcus Schmidt

Title:	Vice President

Date:	1/20/04

By:	/s/ Paulos Konstantinidis

Title:	Account Manager

Date:	1/20/04

Addendum No.2

to the

Self-Administered
Automatic Reinsurance Agreement
between

Citizens Insurance Company
(hereinafter referred to as the “Company”)
and

Converium Reinsurance (Germany) Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS MUTUALLY UNDERSTOOD AND AGREED that as respects policies issued to become effective September 1, 2003, Appendix 1-A, List of Country Ratings January 1, 2003 is deleted in its entirety and is replaced with the attached Appendix 1-A List of Country Ratings January 1, 2003 Revised 9-1-2003.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date under mentioned.

Signed in Austin, Texas this 29th day of January, 2004.

Citizens Insurance Company
By:	/s/ J. Val Smith

Title:	EVP/Chief Actuary

and in Cologne, Germany this 8th day of March, 2004.
Converium Ruckvensichesuhj (Deutschland) AG
By:	/s/ Jens Sonnenschein

Title:	Senior Account Manager

By:	/s/ Marcus Schmidt

Title:	Vice President